     Exhibit 10.3

EQUITY OFFICE
SECOND AMENDED AND RESTATED
SUPPLEMENTAL RETIREMENT SAVINGS PLAN

As Amended and Restated Effective September 1, 2003

i

ARTICLE 8 LIABILITY	16
8.1 Employer Liability	16
8.2 Successor Liability	16
ARTICLE 9 PLAN ADMINISTRATOR	17
9.1 Plan Administration and Interpretation	17
9.2 Powers, Duties, Procedures	17
9.3 Information	17
9.4 Indemnification of Plan Administrator	17
ARTICLE 10 AMENDMENT AND TERMINATION	18
10.1 Amendments	18
10.2 Termination of Plan	18
10.3 Existing Rights	18
ARTICLE 11 CLAIMS PROCEDURE	18
11.1 Denial of Claim	18
11.2 Review of Claim	19
ARTICLE 12 MISCELLANEOUS	20
12.1 No Funding	20
12.2 Non-Assignability	20
12.3 Limitation of Participant’s Rights	20
12.4 Participants Bound	20
12.5 Receipt and Release	20
12.6 Governing Law	21
12.7 Headings and Subheadings	21

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ARTICLE 1
INTRODUCTION

     1.1 Background and Purpose of Plan

     Equity Office Properties Trust and Equity Office Properties Management Corp. (collectively “Equity Office”) established, effective November 1, 1997, the Equity Office Supplemental Retirement Savings Plan (“Plan”). This document is an amendment and restatement of the Plan effective as of September 1, 2003.

     The Plan provides a means by which members of the Board of Trustees of Equity Office Properties Trust, individuals who are employees of Equity Office and individuals who are employees of related companies may elect to defer receipt of portions of their Compensation, to defer income with respect to Unrestricted Shares, Restricted Shares, Share Options and Share Appreciation Rights, and to save for their retirement.

     1.2 Status of Plan

     Except with respect to the participation of trustees, it is intended that the Plan be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA §§ 201(2), 301(a)(3) and 401(a)(1), and that the Plan be interpreted and administered consistent with that intent.

ARTICLE 2
DEFINITIONS

     Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

     Account means the account established for each Participant’s benefit pursuant to Section 5.1.

     Change in Control means any of the following events:

(a)	An acquisition (other than directly from EOPT) of any voting securities of EOPT (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 30% or more of the combined voting power of EOPT’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (x) EOPT and/or its affiliates, including EOPMC (collectively, the “Company”) or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), (ii) the Company or any Subsidiary or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined).

(b)	Approval by shareholders of EOPT of:

(i)	A merger, consolidation or reorganization involving EOPT, if:

(A)	the shareholders of EOPT, immediately before such merger, consolidation or reorganization, fail to own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least seventy percent (70%) of the combined voting power of the outstanding Voting Securities of the entity resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

(B)	the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization do not constitute at least a majority of the members of the board of directors of the Surviving Corporation or a corporation beneficially owning, directly or indirectly, a majority or the Voting Securities of the Surviving Corporation.

(A merger, consolidation or reorganization involving EOPT which fails to satisfy the conditions described in clauses (A) and (B) shall herein be referred to as a “Non-Control Transaction.”);

(ii)	A complete liquidation or dissolution of EOPT; or

(iii)	An agreement for the sale or other disposition of all or substantially all of the assets of EOPT to any Person (other than to an entity of which EOPT directly or indirectly owns at least 70% of the voting shares).

     Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by EOPT which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by EOPT, and after such share acquisition by EOPT, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(c)	The rejection by the voting Beneficial Owners of the outstanding Shares of the entire slate of trustees that the Board proposes at a single election of trustees.

(d)	The rejection by the voting Beneficial Owners of the outstanding Shares of one-half or more of the trustees that the Board proposes over any two or more consecutive elections of trustees.

(e)	The appointment after May 22, 2002, of a new chief executive officer of EOPT.

(f)	Notwithstanding anything contained in this Plan to the contrary, if the Executive’s employment is terminated prior to a Change in Control and the Executive reasonably demonstrates that such termination: (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a “Third Party”) or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Plan, the date of a Change in Control with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive’s employment.

        COC means the Compensation and Option Committee of the Board of Trustees of EOPT.

        Code means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces the section or subsection.

        Compensation means cash compensation payable by an Employer (before deductions) for service performed for the Employer that currently would be includable in gross income and consists of either the Participant’s (i) salary, (ii) commissions, and/or (iii) incentive pay. In the case of an Eligible Trustee, “Compensation” shall include Board and Committee fees paid in cash.

        Credited Service means the Participant’s Years of Credited Service as calculated for purposes of the Qualified Plan.

        Elective Deferral means the portion of Compensation that is deferred by a Participant pursuant to Section 4.1.

        Eligible Employee means those selected employees of the Employer whose anticipated total annualized Compensation is not less than $160,000.

        Eligible Trustee means a member of EOPT’s Board of Trustees who, as determined by the Chief Legal Counsel of EOPT, is not prevented from participating pursuant to the terms governing the member’s Board service.

        Employer means EOPMC, EOPT, or each other entity affiliated with Equity Office, and that adopts the Plan with the prior written consent of EOPT.

        Enrollment Form means the document(s) prescribed by the Plan Administrator pursuant to which a Participant elects to defer Compensation and/or defer income with respect to Restricted Shares, Share Options or Share Appreciation Rights, and any other related elections pursuant to the Plan.

        Entry Date means (i) March 1; and (ii) in the case of an individual described in Section 4.1(c)(ii), the effective date of the individual’s Enrollment Form.

        EOPMC means Equity Office Properties Management Corp., a Delaware corporation, and any successor entity thereto.

        EOPT means Equity Office Properties Trust, a Maryland real estate investment trust, and any successor thereto.

        Equity Office means EOPT and EOPMC, collectively.

        ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces that section or subsection.

        Insolvent means, with respect to an Employer, either (i) the Employer is unable to pay its debts as they become due, or (ii) the Employer is subject to a pending proceeding as a debtor pursuant to the United States Bankruptcy Code.

        Matching Contribution means a contribution by an Employer for the benefit of a Participant who is an Eligible Employee, as described in Section 4.3.

        Participant means an individual who has an Account balance under the Plan.

        Plan means the Equity Office Properties Trust and Equity Office Properties Management Corp. Supplemental Retirement Savings Plan, as set forth herein and as amended from time to time.

        Plan Administrator means the Vice President-Human Resources and Employee Development of EOPT and each other person, persons or entity designated by EOPT to administer the Plan and to serve as the agent for the settlor of the Trust(s) as contemplated by the agreement establishing the Trust(s), or an alternate designated by EOPT with respect to any matters relating solely to the Plan Administrator as a Participant. If no person is serving as the Vice President-Human Resources and Employee Development at any time, EOPT shall be the Plan Administrator.

        Plan Year means the 12-month period ending on December 31; provided that the first Plan Year shall be the partial year November 1 through December 31, 1997.

        Qualified Plan means the Equity Office Properties Trust Retirement Savings Plan.

        Restricted Share means a Share that is subject to a substantial risk of forfeiture for purposes of Code § 83.

        Share means a share of beneficial interest, par value $ .01 per share, of EOPT.

        Share Appreciation Right means a right to share in the appreciation of Shares granted by EOPT.

        Share Option means an option granted by EOPT to purchase Shares.

        Share Deferral means the portion of a Share, Share Option or Share Appreciation Right deferred by a Participant pursuant to Section 4.2.

        Total and Permanent Disability means a physical or mental condition that entitles a Participant to benefits pursuant to the Employer-sponsored long-term disability plan in which the Participant participates.

        Trust means the grantor trusts established by Equity Office, or each other Employer, to hold assets contributed in accordance with the Plan.

        Trustee means the trustee or trustees of each Trust.

        Unforeseeable Emergency means a severe financial hardship of the Participant or beneficiary resulting from:

(a)	an illness or accident of the Participant or beneficiary, the Participant’s or beneficiary’s spouse, or the Participant’s or beneficiary’s dependent (as defined in Code § 152(a));

(b)	loss of the Participant’s or beneficiary’s property due to casualty; or

(c)	other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or beneficiary.

     Whether a Participant or beneficiary is faced with an unforeseeable emergency permitting a distribution is to be determined based on the relevant facts and circumstances, but, in any case, a distribution on account of unforeseeable emergency may not be made to the extent that the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise; by liquidation of the participant’s assets, to the extent the liquidation of the assets would not itself cause severe financial hardship; or by cessation of deferrals pursuant to the Plan. The definition of “Unforeseeable Emergency” shall be consistent with the intent of Proposed Treasury Regulation § 1.457-6(c)(2).

     Unrestricted Share means a Share that is not subject to a substantial risk of forfeiture for purposes of Code § 83.

ARTICLE 3
PARTICIPATION

     3.1 Satisfaction of Eligibility Requirements

     Prior to the applicable Entry Date, the Plan Administrator shall determine in its discretion the Eligible Employees and Eligible Trustees who may commence participation in the Plan as of that Entry Date. Prior to each Plan Year, the Plan Administrator shall determine in its discretion the Participants who may continue their participation in the Plan for that Plan Year. The Plan Administrator shall notify Eligible Employees and Eligible Trustees of their eligibility to participate in the Plan and provide them with an Enrollment Form. If the Plan Administrator determines that a Participant is not eligible to participate in the Plan as of an upcoming Plan Year, the Participant shall be subject to a suspension of participation as described in Section 3.4 below.

     3.2 Commencement of Participation

     An Eligible Employee or Eligible Trustee shall become a Participant on the first date as of which an Elective Deferral, Share Deferral, or Matching Contribution is credited to the Participant’s Account.

     3.3 Continued Participation

     Subject to Section 7.2, a Participant shall continue to be a Participant so long as any amount remains credited to the Participant’s Account.

     3.4 Suspension of Participation

     If, pursuant to Section 3.1, the Plan Administrator determines that an active Participant is no longer eligible to participate in the Plan, the Plan Administrator shall notify the Participant, and the Participant’s Elective Deferrals, Share Deferrals, and any related Matching Contributions, shall be suspended until the next Plan Year that the Participant is eligible to participate. If the Plan Administrator, pursuant to Section 3.1, determines that the Participant again is eligible to participate, the Plan Administrator shall notify the Participant, and the Participant shall be permitted to resume active participation in the Plan as of the next Entry Date in the ensuing Plan Year in accordance with Article 4. Upon a Participant’s resumption, EOPT may contribute Matching Contributions to make up for any Matching Contributions not made while participation was suspended.

ARTICLE 4
ELECTIVE, SHARE AND MATCHING CONTRIBUTIONS

     4.1 Elective Deferrals

            (a) An individual who is an Eligible Employee or Eligible Trustee may elect for any Plan Year to defer receipt of a whole percentage or whole dollar amount of the Compensation otherwise payable to the individual, on and after a subsequent Entry Date. For purposes of the foregoing, the Elective Deferral of each Eligible Employee shall equal the lesser of (i) the elected percentage of the individual’s Compensation or elected dollar amount, as the case may be; or (ii) the entire amount of the individual’s Compensation remaining after (A) all contributions that the Eligible Employee has elected pursuant to all other retirement and welfare benefit plans maintained by Equity Office have been deducted from the individual’s Compensation, and (B) deductions from Compensation required by law, including Social Security and Medicare taxes. An Eligible Employee or Eligible Trustee who desires to defer in accordance with this Section shall complete and file an Enrollment Form with the Plan Administrator. Notwithstanding any Plan provision to the contrary, an Eligible Employee or Eligible Trustee may not reduce the percentage or dollar amount elected for deferral.

            (b) Notwithstanding Section 4.1(a), an Eligible Employee or Eligible Trustee may not defer any amount for a period of six months following the Eligible Employee’s or Eligible Trustee’s receipt of a hardship withdrawal pursuant to any qualified plan of the Employer.

            (c) Elections to defer Compensation must be made as described in paragraphs (i), (ii), and (iii) below.

(i)	An Enrollment Form with respect to salary, commissions, and Board and Committee fees, paid for any Plan Year shall be filed on or before a deadline established by the Plan Administrator, but in no event later than the December 31 preceding the first day of the Plan Year.

(ii)	Notwithstanding paragraph (i), in the case of an individual who first becomes an Eligible Employee or Eligible Trustee following the commencement of a Plan Year, the Enrollment Form shall be effective with respect to salary, commissions, and Board and Committee fees, paid after the date the Enrollment Form is filed, provided the Enrollment Form is filed within 30 days after the date the individual becomes an Eligible Employee or Eligible Trustee.

(iii)	An Enrollment Form with respect to incentive pay shall be filed no later than October 1 of the Plan Year preceding the Plan Year in which the incentive pay is otherwise payable; provided, however, in the case of an individual who first becomes an Eligible Employee after October 1 of any Plan Year, the Enrollment Form will be effective if it is filed no later than 30 days after the individual becomes an Eligible Employee and before the start of the Plan Year in which the incentive pay is otherwise payable.

            (d) For each Plan Year, each Enrollment Form with respect to Compensation, except for any Enrollment Form filed pursuant to Section 4.1(c)(iii), shall be effective for all salary, commissions, and Board and Committee fees, paid to the Participant filing the Enrollment Form on and after the Entry Date. Each Enrollment Form with respect to Compensation, except for any Enrollment Form filed pursuant to Section 4.1(c)(iii), shall also apply to Entry Dates in subsequent Plan Years unless the Participant elects to file a new Enrollment Form before the start of the subsequent Plan Year in accordance with Section 4.1, or until the time (if any) that the Participant is suspended from the Plan, as provided pursuant to Section 3.4.

     4.2 Share Deferrals

            (a) Share Deferrals may be made by or for an Eligible Employee or Eligible Trustee in accordance with the following:

                  (i) An individual who is an Eligible Employee or Eligible Trustee and who has received (or is to receive) a Restricted Share, Share Option or Share Appreciation Right, or is to receive an Unrestricted Share, may elect to defer (A) with respect to an Unrestricted Share, the ownership thereof; (B) with respect to a Restricted Share, the ownership of the Share when it is an Unrestricted Share; or (C) with respect to the Share Option or Share Appreciation Right, the ownership of the Shares or other proceeds on account of an exercise thereof. An Eligible Employee or Eligible Trustee who desires to elect a Share Deferral shall complete and file an Enrollment Form with the Plan Administrator.

                  (ii) Board of Trustees or Board Committee fees paid in Unrestricted Shares to Eligible Trustees shall be deferred hereunder. In addition, the COC may cause any Share granted to an Eligible Employee or Eligible Trustee to be deferred hereunder.

                  (iii) A Participant by or for whom a Share Deferral is made may also make an election, applicable if the Trustee receives and complies with a Participant’s request to invest the deferred amount in Shares, or receives a request from the COC to invest in Shares, to have any dividends paid on these Shares distributed to the Participant when received by the Trustee; provided that, in the absence of an election, dividends shall be credited to the Participant’s Account. Any election pursuant to this Section 4.2(a)(iii) shall be made at the same time as the underlying Share Deferral election is made pursuant to Section 4.2(b).

            (b) An election to defer pursuant to paragraph 4.2(a)(i) must be made (i) with respect to an Unrestricted Share paid in connection with the Participant’s bonus, no later than October 1 of the Plan Year preceding the Plan Year in which the Unrestricted Share is otherwise awarded; (ii) with respect to any other Unrestricted Share, no later than six months before it is awarded or sold to the Participant; (iii) with respect to a Restricted Share, no later than twelve months before the date it would become an Unrestricted Share; or (iv) with respect to a Share

Option or Share Appreciation Right, no later than six months before the Share Option or Share Appreciation Right is exercised, or at any other time as the Plan Administrator may specify. Deferrals are effective only if the individual making the election is still an Eligible Employee or Eligible Trustee on (I) in the case of a deferral of an Unrestricted Share, the date the Share would otherwise be received by the Participant; (II) in the case of a deferral of a Restricted Share, the date the Share would become an Unrestricted Share; or (III) in the case of a deferral of a Share Option or Share Appreciation Right, the date the Share Option or Share Appreciation Right is exercised.

            (c) Except as provided in the last sentence of this paragraph, the Trustee shall not be required to hold on behalf of a Participant any Unrestricted Share, Restricted Share, Share Option or Share Appreciation Right deferred in accordance with paragraph (a) above. Instead, the Trustee shall credit to the Participant’s Account an amount equal to (i) in the case of an Unrestricted Share or Restricted Share, the fair market value thereof on the date that the Share would otherwise be received by the Participant (or in the case of a deferral of a Restricted Share elected after the Share has been received, on the date that the Enrollment Form is received by the Plan Administrator); and (ii) in the case of a Share Option or Share Appreciation Right, the excess of the fair market value of the underlying Shares over the exercise or base price thereof on the date of exercise. The Participant may request, in accordance with Section 5.3, that amounts credited to the Participant’s Account following a Share Deferral be invested in Shares, provided that the Trustee shall have no obligation to comply with the request. Notwithstanding the foregoing, in the case of an Unrestricted Share paid to an Eligible Trustee or granted to an Eligible Employee or Eligible Trustee, and automatically deferred as described in Section 4.2(a)(ii), the Trustee shall invest the resulting amount credited to the Participant’s Account in Shares, to the extent provided by the COC.

     4.3 Matching Contributions

            (a) The Employer shall contribute a Matching Contribution to the Account of each Participant who is an Eligible Employee no later than the latest date permitted by Code § 404 as applied to matching contributions made pursuant to the Qualified Plan with respect to each Plan Year (or a later date if the Plan Administrator so determines). The Matching Contribution for each Eligible Employee for the Plan Year shall equal the excess of (i) the amount, if any, by which the Eligible Employee’s matching contributions pursuant to the Qualified Plan were reduced because of the operation of Code § 401(m), or because the amount of the Participant’s elective contributions to the Qualified Plan were reduced by operation of Code § 401(k)(3) (but considering all other conditions, restrictions and provisions of the Code or the Qualified Plan); over (ii) any amount paid to the Eligible Employee with respect to the Plan Year by the Qualified Plan or the Employer to compensate or otherwise make up for the reduction.

            (b) Notwithstanding paragraph (a) above, a Matching Contribution will be made for an Eligible Employee for a Plan Year only if the Eligible Employee would have been eligible to receive a matching contribution pursuant to the Qualified Plan for the Plan Year.

     4.4 Enrollment Forms

     All Enrollment Forms filed pursuant to Article 4 shall be irrevocable. Notwithstanding the foregoing, a Participant incurring an Unforeseeable Emergency may amend or revoke the Participant’s Enrollment Form (but only to the extent reasonably needed to relieve the Unforeseeable Emergency) by filing a new Enrollment Form. Any Enrollment Form that amends or revokes an existing Enrollment Form shall be irrevocable as described in the first sentence of this Section 4.4; provided, however, if the Enrollment Form was previously amended, the Participant will be entitled to further amend or revoke the Enrollment Form if the Participant incurs an Unforeseeable Emergency. If a Participant transfers employment to another Employer, the Participant’s Share Deferrals shall remain in effect, and the Participant’s Elective Deferrals shall remain in effect for the remainder of the Plan Year. A Participant who transfers employment to another Employer shall file a new Election Form with respect to Elective Deferrals for the subsequent Plan Year.

ARTICLE 5
ACCOUNTS

     5.1 Accounts

            (a) The Plan Administrator shall establish an Account for each Participant, on an Employer-by-Employer basis, reflecting Elective Deferrals, Share Deferrals and Matching Contributions (if any) made for the Participant’s benefit while employed and on the payroll of each Employer, together with any adjustments for income, gains, losses, and any distributions from the Account. Elective Deferrals, Share Deferrals and Matching Contributions (if any) shall be credited to each Participant’s Account as of the date on which the amount would have paid to the Participant absent the deferral election. As soon as practicable following the last business day of each calendar quarter, the Plan Administrator (or its designee) shall provide the Participant with a statement of the Participant’s Account reflecting the income, gains and losses (realized and unrealized), deferral amounts and distributions with respect to the Account since the prior statement.

            (b) If a Participant transfers employment to another Employer, each Employer shall maintain an Account for the Participant that reflects the Elective Deferrals, Share Deferrals and Matching Contributions (if any) made for the Participant’s benefit while employed and on the payroll of that Employer, together with adjustments for any income, gains, losses and any distributions from the Account.

     5.2 Trusts

     At its discretion, each Employer, jointly or severally, may establish one or more trusts for the purpose of providing benefits pursuant to the Plan. Any trust shall be irrevocable and the assets of the trust shall be subject to the claims of the establishing Employer’s general creditors. To the extent any benefits provided pursuant to the Plan are paid from an Employer’s trust, the Employer maintaining that trust shall have no further obligation with respect to the benefit payment; provided, however, to the extent benefits are not paid from the Employer’s trust, the Employer, in accordance with Article 8, remains liable for the payment of those benefits.

     5.3 Investments

            (a) The assets of each Trust shall be invested in the investments the Trustee shall determine. The Trustee may (but is not required to) consider the Employer’s or a Participant’s investment preferences when investing the assets attributable to a Participant’s Account. All Elective Deferrals contributed pursuant to the Plan by Eligible Trustees shall be invested in Shares; provided that, if amounts contributed by a Participant who is an Eligible Trustee are being distributed in installments, then the Participant’s Account shall be subject to the first two (2) sentences of this paragraph (a).

            (b) EOPT may, in its discretion, provide the Trustee with the opportunity to purchase Shares at a discounted price on behalf of one (1) or more Eligible Employees and/or Eligible Trustees, subject to conditions established by EOPT (which may include the condition that any Eligible Employee has surrendered other similar opportunities to purchase Shares). If the Employer provides an opportunity, it will either sell the common Shares directly to the Trustee or make cash contributions as necessary to permit the Trustee to buy the Shares on the open market or from other sources. The Plan Administrator may impose restrictions on the purchase of Shares in accordance with the Securities Act of 1933 and/or the Securities Exchange Act of 1934.

            (c) Subject to paragraph (a) above, a Participant may request that the Trustee hold the following types of investments in the Participant’s Account:

(i)	Mutual funds (load or no-load)

(ii)	Securities traded on the NASDAQ national market or a national securities exchange.

            (d) Expense charges for transactions performed for each Participant’s Account shall be paid from each respective Account and will be listed on the quarterly statement for the Account. Each Employer will pay all other Plan charges and administrative expenses related to the Accounts of that Employer’s Participants.

ARTICLE 6
VESTING

     6.1 General

            (a) A Participant shall at all times have a fully vested and nonforfeitable right to all Elective Deferrals credited to the Participant’s Account, adjusted for income, gain and loss attributable thereto.

            (b) A Participant shall become vested in the portion of the Participant’s Account derived from a Share Deferral credited to his or her Account attributable to a Restricted Share, adjusted for income, gain and loss attributable thereto, at the same time the Restricted Share would have become an Unrestricted Share.

            (c) A Participant shall at all times have a fully vested and nonforfeitable right to all Share Deferrals credited to Participant’s Account and attributable to Unrestricted Shares, Share Options or Share Appreciation Rights.

            (d) Subject to Sections 6.2, 6.3 and 6.4, a Participant shall become vested in the portion of the Participant’s Account attributable to Matching Contributions, adjusted for income, gain and loss attributable thereto, based on the Participant’s years of Credited Service in accordance with the following schedule:

Years of Credited Service	Vested Percentage

0-1	0%
2	25%
3	50%
4	75%
5	100%

     6.2 Change in Control

     A Participant who is then in the employ of an Employer shall become fully vested in the Participant’s Account immediately prior to a Change in Control of the Employer.

     6.3 Death or Disability

     A Participant shall become fully vested in the Participant’s Account immediately prior to termination of the Participant’s employment by reason of the Participant’s death or Total and Permanent Disability.

     6.4 Insolvency

     A Participant who is then in the employ of an Employer shall become fully vested in the Participant’s Account immediately prior to his or her Employer’s Insolvency, in which case the Participant will have the same rights as a general unsecured creditor of the Employer with respect to the Participant’s Account balance.

ARTICLE 7
PAYMENTS

     7.1 Election as to Time and Form of Payment

            (a) A Participant shall specify the date or age at which distributions attributable to Elective Deferrals, Share Deferrals and Matching Contributions made for any Plan Year, adjusted for income, gains and losses attributable thereto, shall commence. The commencement date election shall be made on the initial Enrollment Form filed pursuant to Sections 4.1 or 4.2, the special Enrollment Form filed for deferrals pursuant to Section 4.2(a)(ii), or the special Enrollment Form filed for Matching Contributions pursuant to Section 4.3, respectively, with respect to that Plan Year. If a Participant does not elect a date or age on the applicable Enrollment Form, he or she may nonetheless, with the consent of the Plan Administrator in its discretion, elect a date or age for distribution; provided, however, the election shall not be effective unless it is made no later than the December 31 that is at least twelve months before the Participant’s termination date pursuant to Section 7.2. With the consent of the Plan Administrator in its discretion, a Participant may change the commencement date election; provided that a change shall not be effective unless (i) the Participant changes the election to a date or age that is at least two years later than the date or age previously elected; and (ii) the change is made not later than the December 31 that is at least twelve months before the date previously elected.

            (b) A Participant may elect pursuant to Section 7.1 that payments be made in the form of either:

(i)	A single lump-sum payment; or

(ii)	Annual installments over a period elected by the Participant of up to ten years, the amount of each installment to equal the then balance of the Account divided by the number of installments remaining to be paid. The Participant may separately designate the date or age of the initial payment and the date or age that the remaining payments are to begin.

If a Participant does not elect a payment method on the applicable Enrollment Form, the Participant may nonetheless, with the consent of the Plan Administrator in its discretion, elect a payment method; provided, however, that the election shall not be effective until the January 1 that is at least twelve months after the date the election is filed with the Plan Administrator. A Participant who wishes to change an existing payment method election may do so; provided, however, that the new election shall not be effective until the January 1 that is at least twelve months after the date the election is filed with the Plan Administrator. Any change shall also apply to all previous Enrollment Forms filed by the Participant to the extent that the change satisfies the preceding sentence.

            (c) Except as provided in Sections 7.2, 7.3, 7.4, and 7.5, payments from a Participant’s Account shall be made in accordance with the most recent effective election made by the Participant pursuant to Section 7.1. If a Participant has not elected a payment method, distribution shall be made in a single lump sum upon the termination of the Participant’s employment.

            (d) Payments from a Participant’s Account shall be in cash or in kind (comprising assets of the Trust(s)), as determined by the Trustee. The Trustee may (but is not required to) consider the Employer’s or a Participant’s preferences when determining the form in which payment is made from the Participant’s Account.

     7.2 Termination of Service

     Upon termination of a Participant’s service as a member of EOPT’s Board of Trustees, or termination of a Participant’s employment with all Employers, as the case may be, for any reason other than death, the vested portion of the Participant’s Account shall be paid to the Participant according to the Participant’s distribution election, unless the Plan Administrator elects, in its sole discretion, to pay out a Participant’s Account balance in a single lump sum as soon as practicable following the date of termination. Equity Office shall have the right to offset against any payments made to a Participant pursuant to this Section 7.2 an amount necessary to reimburse Equity Office for the Participant’s liabilities or obligations to Equity Office, including amounts misappropriated by the Participant, but only if the Participant fails to pay the amounts to Equity Office in a timely manner after payment has been duly demanded.

     7.3 Death

            (a) If a Participant dies prior to the complete distribution of the Participant’s Account, the vested portion of the Participant’s Account shall be paid to the Participant’s designated beneficiary or beneficiaries, according to the Participant’s distribution election, unless the Plan Administrator elects, in its sole discretion, to pay out a Participant’s Account balance in a single lump sum as soon as practicable following the date of termination [death].

            (b) A Participant may designate a beneficiary by so notifying the Plan Administrator in writing, at any time before Participant’s death, on a form prescribed by the Plan Administrator for that purpose. A Participant may revoke any beneficiary designation or designate a new beneficiary at any time without the consent of a beneficiary or any other person. If no beneficiary is designated or no designated beneficiary survives the Participant, payment shall be made to the Participant’s surviving spouse, or, if none, to the Participant’s issue per stirpes, in a single payment. If no spouse or issue survives the Participant, payment shall be made in a single lump sum to the Participant’s estate.

     7.4 Withdrawal Due to Unforeseeable Emergency

     If a Participant experiences an Unforeseeable Emergency, the Plan Administrator, in its sole discretion, may pay to the Participant only that portion, if any, of the vested portion of the Participant’s Account which the Plan Administrator determines is necessary to satisfy the emergency need, including any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution. A Participant requesting an emergency payment shall apply for the payment in writing using a form prescribed by the Plan Administrator for that purpose and shall provide any additional information required by the Plan Administrator.

     7.5 Other Withdrawals

     Upon the request of a Participant, the Plan Administrator, in its sole discretion, may pay to the Participant any amount up to the vested portion of the Participant’s Account. A Participant requesting a withdrawal pursuant to this Section 7.5 shall apply in writing on a form prescribed by the Plan Administrator for that purpose, and shall provide any additional information required by the Plan Administrator. The Plan Administrator will pay 90% of the withdrawn amount to the Participant and the remaining 10% will be forfeited. If a Participant receives a withdrawal pursuant to this Section 7.5, the Plan Administrator will immediately terminate the Participant’s Elective Deferral elections in effect at the time of the withdrawal and prohibit any new Elective Deferrals and Share Deferrals by the Participant until the second Plan Year following receipt of the withdrawal. A withdrawal pursuant to this Section 7.5 will not affect any Share Deferral elections in effect at the time of the withdrawal.

     7.6 Forfeiture of Non-Vested Amounts

     To the extent that any amounts credited to a Participant’s Account are not vested at the time the amounts are otherwise payable pursuant to Sections 7.1 and 7.2, they shall be forfeited. Forfeited amounts, as well as forfeitures pursuant to Section 7.5, shall be used to satisfy the Employer’s obligation to contribute to its Trust provided for pursuant to the Plan.

     7.7 Taxes

     Income taxes and other taxes payable with respect to an Account shall be deducted from the Account. All federal, state or local taxes that the Plan Administrator determines are required to be withheld from any payments made pursuant to this Article 7 shall be withheld.

ARTICLE 8
LIABILITY

     8.1 Employer Liability

     Each Employer has adopted this Plan as its own Plan. Accordingly, liability for the payment of a Participant’s benefit pursuant to this Plan shall be borne solely by the Employer that employs the Participant and reports the Participant as being on its payroll during the accrual or increase of the Plan benefit; provided, however, that liability for the payment of a Participant’s benefit who is a Trustee shall be borne solely by the Employer for which the Trustee serves during the accrual or increase in Plan benefit. No liability for the payment of any Plan benefit shall be incurred by reason of Plan sponsorship or participation except as provided in the preceding sentence; provided, however, that each Employer, by adopting the Plan, agrees to assume secondary liability for the payment of any benefit accrued or increased while (i) a Participant is employed and on the payroll of an Employer that is a Subsidiary of the Employer at the time the benefit is accrued or increased, or (ii) a Trustee serves on the board of directors of an Employer that is a Subsidiary of the Employer at the time the benefit is accrued or increased. Notwithstanding this Section 8.1, any Employer or other person may expressly agree to assume the liability for a Participant’s payment of any benefits pursuant to this Plan.

     8.2 Successor Liability

     The obligations of an Employer pursuant to the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Employer, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Employer.

ARTICLE 9
PLAN ADMINISTRATOR

     9.1 Plan Administration and Interpretation

     The Plan Administrator shall oversee the administration of the Plan. The Plan Administrator shall have complete control and authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, deceased Participant, or other person having or claiming to have any interest pursuant to the Plan. Notwithstanding any other provision of the Plan to the contrary, the Plan Administrator shall have complete discretion to interpret the Plan and to decide all matters pursuant to the Plan. Subject to Article 11, the Plan Administrator’s interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously; provided, however, that any interpretation and/or determination made by the Plan Administrator after the occurrence of a Change in Control that denies in whole or in part any claim made by any individual for benefits pursuant to the Plan shall be subject to judicial review, pursuant to a “de novo,” rather than a deferential, standard. Any individual(s) serving as Plan Administrator who is also a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant, a beneficiary, the Employer or the Trustee. The Plan Administrator shall have the responsibility for complying with any reporting and disclosure requirements of ERISA.

     9.2 Powers, Duties, Procedures

     The Plan Administrator shall have the powers and duties, may adopt rules and tables, may act in accordance with these procedures, may appoint officers or agents, may delegate powers and duties, may receive reimbursements and compensation, and shall follow claims and appeal procedures with respect to the Plan as the Plan Administrator may establish.

     9.3 Information

     To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the compensation of Participants, their employment, retirement, death, termination of employment, and any other pertinent facts as the Plan Administrator may require.

     9.4 Indemnification of Plan Administrator

     The Employers agree to indemnify and to defend to the fullest extent permitted by law any officer(s) or employee(s) who serve as Plan Administrator (including any individual who formerly served as Plan Administrator) against all liabilities, damages, costs and expenses (including reasonable attorneys’ fees and amounts paid in settlement of any claims approved by the Employer in writing in advance) occasioned by any act or omission to act in connection with the Plan, if the act or omission is in good faith.

ARTICLE 10
AMENDMENT AND TERMINATION

     10.1 Amendments

     The COC shall have the right to amend the Plan from time to time, subject to Section 9.3, by an instrument in writing executed on behalf of EOPT, by an officer duly authorized by the COC; provided, however, that the Plan may not be amended after a Change in Control without the written consent of at least: (i) two-thirds in number of the Plan Participants; and (ii) two-thirds in number of the Plan Participants with the ten largest Account balances.

     10.2 Termination of Plan

     The Plan is strictly a voluntary undertaking on the part of each Employer and shall not be deemed to constitute a contract between the Employer and any Eligible Employee (or any other employee) or any Eligible Trustee, consideration for, or an inducement or condition of employment for, the performance of the services by any Eligible Employee (or other employee) or any Eligible Trustee. The COC may terminate the Plan at any time, subject to Section 9.3, by an instrument in writing that has been executed on behalf of EOPT by an officer duly authorized by the COC; provided, however, that the Plan may not be terminated after a Change in Control without the written consent of at least: (i) two-thirds in number of the Plan Participants; and (ii) two-thirds in number of the Plan Participants with the ten largest Account balances. Upon termination of the Plan, the COC may (a) continue to maintain the Trust(s) to pay benefits as they become due as if the Plan had not terminated or (b) direct the Trustee to pay promptly to the Participants (or their beneficiaries) the vested balance of their Accounts. For purposes of the preceding sentence, in the event clause (b) is implemented, the Account balance of all Participants who are in the employ of the Employer at the time the Trustee is directed to pay the balances shall become fully vested and nonforfeitable. After Participants and their beneficiaries are paid all Plan benefits to which they are entitled, all remaining assets of the Trust attributable to Participants who terminated employment with the Employer prior to termination of the Plan and who were not fully vested in their Accounts pursuant to Article 6 at that time shall be returned to the Employer.

     10.3 Existing Rights

     No amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to amounts that have been credited to a Participant’s Account prior to the date of the amendment or termination.

ARTICLE 11
CLAIMS PROCEDURE

     11.1 Denial of Claim

     Any person claiming a benefit pursuant to the Plan shall present the request in writing to the Plan Administrator. The Plan Administrator shall give any Participant whose application for benefits pursuant to the Plan has been denied, in whole or in part, a written denial of benefit notice. The Plan Administrator shall provide the denial of benefit notice within 90 days after the claim is received by the Plan, unless special circumstances require an extension of time for processing the claim. If an extension of time is required, the Plan Administrator shall provide the Participant written notice of the extension before the expiration of the initial 90-day period; provided, however, in no event shall the extension exceed a period of 90 days from the end of the initial period.

     The notice provided in the foregoing paragraph shall be written in easily understood language and shall indicate the specific reasons for denial and the specific Plan provisions on which the denial is based. The notice shall explain that the Participant may request a review of the denial, the procedures for requesting a review, and the Participant’s right to bring a civil action pursuant to ERISA § 502(a) following an adverse benefit determination on review. The notice shall describe any additional information necessary to approve the Participant’s claim and explain why the information is necessary.

     11.2 Review of Claim

     A Participant may make a written request to the Plan Administrator for a review of any denial of benefits under the Plan. The written request shall be made within 60 days after the receipt of the notice of denial.

     A Participant who requests a review of a denial of benefits in accordance with this review procedure may examine pertinent documents and submit pertinent issues and comments in writing. A Participant may have a representative act on his behalf in exercising his right to request a review and the rights granted by this review procedure. The review shall take into account all comments, documents, and other information submitted by the Participant relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

     The Plan Administrator shall provide the Participant its determination on review within 60 days after receiving the written request for review, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished prior to the end of the initial 60-day period; provided, however, that in no event shall the extension exceed a period of 60 days from the end of the initial period.

     In the case of an adverse determination on review, the notice provided in the foregoing paragraph shall be written in easily understood language and shall indicate the specific reasons for the adverse determination and the specific Plan provisions on which the benefit determination is based. The notice shall explain that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to a claim for benefits and the Participant’s right to bring a civil action pursuant to ERISA § 502(a) following the adverse benefit determination on review.

ARTICLE 12
MISCELLANEOUS

     12.1 No Funding

     The Plan constitutes a mere promise by the Employer to make payments in accordance with the terms of the Plan and Participants and beneficiaries shall have the status of general unsecured creditors of the Employer. Nothing in the Plan will be construed to give any employee or any other person rights to any specific assets of the Employer or of any other person. In all events, it is the intent of the Employer that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

     12.2 Non-Assignability

     Except for a domestic relations order that the Plan Administrator determines satisfies Code § 414(p) and provides for immediate distribution to the “alternate payee” as defined in Code § 414(p)(8), none of the benefits, payments, proceeds or claims of any Participant or beneficiary shall be subject to any claim of any creditor of any Participant or beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of the Participant or beneficiary, nor shall any Participant or beneficiary have any-right to alienate, anticipate, commute, pledge, encumber, transfer or assign any Plan benefits, payments, or proceeds which he or she may receive.

     12.3 Limitation of Participant’s Rights

     Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of an Employer or on the Board of Trustees of EOPT, or interfere in any way with the right of an Employer to terminate the employment of a Participant in the Plan at any time, with or without cause.

     12.4 Participants Bound

     Any action with respect to the Plan taken by the Plan Administrator or the Trustee or any action authorized by or taken at the direction of the Plan Administrator, an Employer or the Trustee shall be conclusive upon all Participants and beneficiaries entitled to benefits pursuant to the Plan.

     12.5 Receipt and Release

     Any payment to any Participant or beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against an Employer, the Plan Administrator and the Trustee pursuant to the Plan, and the Plan Administrator may require the Participant or beneficiary, as a condition precedent to the payment, to execute a receipt and release to that effect. If any Participant or beneficiary is determined by the Plan Administrator to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Plan Administrator may cause the payment or payments becoming due to the person to be made to another person for his or her benefit without responsibility on the part of the Plan Administrator, an Employer or the Trustee to follow the application of the funds.

     12.6 Governing Law

     The Plan shall be construed, administered, and governed in all respects pursuant to and by the laws of the State of Illinois. If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

     12.7 Headings and Subheadings

     Headings and subheading in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

     IN WITNESS WHEREOF, the undersigned officer of EOPT has executed this document to certify its adoption by EOPT as of the effective date provided herein.

EQUITY OFFICE PROPERTIES TRUST

By:	/s/ Stanley M. Stevens

Name:	Stanley M. Stevens
Title:	Executive Vice President, Chief Legal
Counsel and Secretary